UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2017

Kiwa Bio-Tech Products Group Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33167	77-0632186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Guasti Road, Ste. 100, Ontario, CA	91761
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 715-5855

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 4.01. Changes in Registrant’s Certifying Accountants

(a)	On October 9, 2017, the Board of Directors of Kiwa Bio-Tech Products Group Corporation (“Kiwa” or “Company”) decided to engage Friedman LLP as the Company’s new independent registered public accounting firm to report on the Company’s financial statements for the fiscal year ended December 31, 2017, including performing the required quarterly reviews for the period commencing September 30, 2017.

In conjunction with the new engagement, the Company has dismissed DYH & Co., Brea, CA (“DYH”) as the Company’s independent auditors effective October 9, 2017. DYH served the Company well since February 2017. Under Item 304 of Regulation S-K, the reason for the auditor change is dismissal, not resignation nor declining to stand for re-election.

During the two most recent fiscal years and the interim period through the date of the dismissal, there were no disagreements with DYH on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to DYH’s satisfaction, would have caused DYH to make reference to the subject matter of the disagreements in connection with its reports. Notwithstanding, DYH did make certain year-end adjustments which were reflected in the Company’s financial statements as of December 31, 2016

During the two most recent fiscal years through the date of dismissal, the reports of DYH did not contain any adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles other than the following:

(1) The Report of Independent Registered Public Accounting Firm issued by DYH on April 17, 2017 with respect to the Company’s audited financial statements for the year ended December 31, 2016 contained the following statement:

“The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company’s current liabilities substantially exceeded its current assets by $5,729,622 at December 31, 2016. Although the Company reported net income approximately $963,296 for its fiscal year ended December 31, 2016, it had an accumulated deficit of $19,489,400 as of December 31, 2016. These circumstances, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regarding to these matters are described in Note 3, which include raising additional equity financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

(2) DYH advised the Company that it believed that the Company did not properly disclose in the Notes to the Company’s Financial Statements dated as of December 31, 2016, March 31, 2017 and June 30, 2017 a related party transaction between the Company and Kangtan Gerui (Beijing) Bio-Tech Co., Ltd. Specifically, DYH believes that the Company did not properly report the fact that Ms. Feng Li, a director and shareholder of the Company is also a minority shareholder of Kangtan Gerui (Beijing) Bio-Tech Co., Ltd. The Company’s Board of Directors intends to carefully review these issues with its new certifying accountant and determine appropriate action going forward, which could include a re-audit of the Company’s December 31, 2016 financial statements. The Company will promptly announce any action it intends to take in this regard. In the meantime, the Company will file simultaneously with this Report a Form 8-K--Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(3) DYH periodically communicated to the Company, which the Company has reported in its filings with the U.S. Securities and Exchange Commission, the existence of a material weakness in the Company’s internal controls over its financial reporting. The specific material weaknesses identified as of December 31, 2016 was described as follows:

●

The Company did not have sufficient and skilled accounting personnel with an appropriate level of technical accounting knowledge and experience in the application of accounting principles generally accepted in the United States of America commensurate with the Company’s financial reporting requirements, which resulted in a number of internal control deficiencies that were identified as being significant. The Company’s management determined that the number and nature of these significant deficiencies, when aggregated, constituted a material weakness.

●	The Company lacks qualified resources to perform the internal audit functions properly. In addition, the scope and effectiveness of the Company’s internal audit function are yet to be developed.

●	The Company does not have an audit committee.

The Company has acknowledged these material weaknesses and concluded that, while such material weaknesses exist, in light of the Company’s financial situation and limited operations, the risks associated with the dependence upon the Company’s current resources as compared to the potential benefits of adding new employees, does not justify the expense that would need to be incurred to remedy this situation.

During the two most recent fiscal years, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

The Company provided DYH with a copy of the disclosures contained herein and requested that DYH furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not DYH agreed with the above statements. A copy of DYH’s response letter will be provided as an amendment when it is received.

(b)	On October 9, 2017, the Company’s board of directors approved the engagement of Friedman LLP as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2017. During the two most recent fiscal years and the subsequent interim period through the date of the dismissal of DYH, the Company did not consult with Friedman LLP regarding any matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 11, 2017

Kiwa Bio-Tech Products Group Corporation

/s/ Yvonne Wang
By:	Yvonne Wang
Title:	Chief Executive Officer